EXHIBIT 10.1
Amended and Restated Employment Agreement
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 23, 2007 (“Effective Date”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and Jeffrey Nelson (“Employee”) and amends and restates an employment agreement between the parties hereto dated August 15, 2005 (the “Original Employment Agreement”).
WITNESSETH
          WHEREAS, the Employee has tendered his resignation as a full time employee and as President of the Company’s Cardiovascular Division effective May 1, 2007; and
          WHEREAS, the Company and Employee desire to amend the Original Employment Agreement to provide that subsequent to May 1, 2007, the Employee will continue to work for the Company on a part time basis until September 30, 2007 unless such employment is terminated earlier by either of the Employee or the Company; and
          WHEREAS, the Company and Employee each desire to make certain amendments and changes to the Original Employment Agreement to be reflected in this Agreement to reflect the aforementioned intentions of the parties.
          NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
          THE PARTIES AGREE AS FOLLOWS:
     1. Part Time Employment; Position and Duties.
          1.1 Title. The parties hereby acknowledge and agree that Employee has resigned from his position as President, Cardiovascular Division, as an officer of the Company and as a full time employee of the Company effective as of May 1, 2007 (the “Status Change Date”). For the period commencing on the Status Change Date and continuing through September 30, 2007 or the earlier termination of Employee’s employment with the Company pursuant to this Agreement (the “Part Time Employment Period”), Employee shall be continue to be employed by the Company on a part time basis, with the title of Special Consultant on the terms and conditions described in this Agreement. If there is any conflict between this Agreement and any written Company policy, this Agreement shall control.
          1.2 Duties. Employee agrees that he shall perform, to the best of his ability, the employment duties assigned to him by the Chief Executive Officer, and shall devote the appropriate time and attention hereunder to the business and affairs of the Company while employed pursuant to this Agreement. During the Part Time Employment Period, Employee shall continue to report to the Chief Executive Officer of the Company. During the Part Time Employment Period, Employee’s primary duties will be to assist the Chief Executive Officer, as may be requested by him, to transition Employee’s former duties as President, Cardiovascular Division and to generally support the business and regulatory activities of the Cardiovascular Division of the Company. Employee shall be available to provide consultation to the Chief Executive Officer, for up to twenty (20) hours per week during the Part Time Employment Period. Employee will, at the specific request of the Chief Executive Officer, be available to perform such services at the Company’s Pleasanton, California headquarters on an as needed basis. Such travel to Pleasanton shall be at mutually agreed upon times. All reasonable travel expenses incurred by Employee during the Part Time Employment Period shall be reimbursed by the Company in accordance with Company policy.
     2. Compensation.
          2.1 Base Salary. Effective as of the Status Change Date, Employee’s salary shall be reduced to Five Thousand Eight Hundred Sixty-Five Dollars and Thirty-Eight Cents ($5,865.38) paid bi-weekly, which is the equivalent to $152,500 on an annualized basis.
          2.2 Annual Target Bonus. For the avoidance of doubt, Employee shall immediately cease participation in the Company’s Executive Incentive Plan for the Cardiovascular business. Notwithstanding the foregoing, if Employee is still employed by the Company pursuant to this Agreement on June 1, 2007, then effective as of the termination of Employee’s employment by the Company for whatever reason at any time thereafter, Employee shall receive a 2007 bonus in the amount of Seventy One Thousand One Hundred Sixty Seven Dollars ($71,167) less all applicable withholdings. Such amount shall be payable in compliance with Section 10 below in a cash lump sum as soon as reasonably practicable (as provided by law) after the Employee’s termination of employment and after the Employee executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
          2.3 Stock Options. Stock options must be exercised within the time period specified in the applicable stock option or restricted stock agreements and the applicable Company stock option or incentive stock plans, which is typically ninety (90) days from termination of employment hereunder. All grants of stock options and restricted stock will continue to vest in accordance with their existing terms until the expiration of the Part Time Employment Period.
     3. Benefits.
          3.1 Benefits Generally. During the Part Time Employment Period, Employee shall be eligible to continue participate in such of the Company’s benefit plans as are generally available to senior officers of the Company, including, without limitation, medical, dental, life and disability insurance plans.
     4. Outside Employment.
          4.1 Other Affiliations. Employee shall not perform consultation or other services for any other company, corporation, or other commercial enterprise (other than for subsidiaries or affiliates of the Company) engaged in the manufacturing, selling or marketing of (i) devices used for or in connection with cardiovascular mechanical circulatory support and (ii) point of care diagnostic products or tests, during the term of Employee’s employment under this Agreement (including during the Part Time Employment Period), unless Employee has received prior written approval to do so from the Chief Executive Officer.
          4.2 Conflict of Interest. Employee warrants that (a) Employee is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights or Employee’s duties under this Agreement, and (b) this Agreement is not in conflict with Employee’s commitments to any party. For the avoidance of doubt, any agreement to work for a third party on a full time basis shall be considered a conflict of interest under this Agreement and shall be grounds for termination for Cause.
     5. Confidentiality. Employee warrants that he is obligated under the Company Employee Confidential Information and Inventions Agreement between the Company and Employee attached as Exhibit A hereto (the “ECII Agreement”) and he shall continue to be so obligated through the end of the Part Time Employment Period.
     6. Term. This Agreement shall continue until the end of the Part Time Employment Period, unless extended or terminated sooner in accordance with the terms provided herein.
     7. Separation Benefits.
          7.1 Employment At Will. For the avoidance of doubt, Section 7 of the Original Employment Agreement, and the separation benefits described therein, is hereby deleted in its entirety and replaced by this Section 7. Employee understands and agrees that employment with the Company is and continues to be “at will”, which means that either Employee or the Company may, subject to the terms of this Agreement, terminate the employment relationship at any time with or without cause. In consideration of the continuation of employment provided by this Agreement, Employee hereby agrees to continue to conform to the policies of the Company and acknowledges that employment can be terminated for any reason, with or without cause, at any time with or without notice at the option of the Company or the Employee. Failure to comply with company policies will necessitate disciplinary action, which may include termination of employment. Employee may terminate his employment for any reason upon 30 days’ written notice to the Company of such termination. If this Agreement is terminated by the Company for Cause or by the Employee, Employee shall receive no separation benefits or other severance benefits of any kind.
          7.2 Termination of Employee Without Cause. If the Employee’s employment is involuntarily terminated by the Company (other than for Cause), the Employee shall be paid a standard severance pay benefit equal to the weekly salary to be paid to Employee pursuant to this Agreement in accordance with section 2.1 hereinabove, multiplied by the number of weeks remaining between the effective date of such termination of employment without Cause and September 30, 2007 (the “Severance Period”). Such amount shall be payable in compliance with Section 10 below in a cash lump sum as soon as reasonably practicable (as provided by law) after the Employee’s termination of employment and after the Employee executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the

Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
          7.3 COBRA Benefit. If the Employee is entitled to receive benefits pursuant to Section 7.2, and if the Employee elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as provided by the Company’s group health plan, then, for a period equal to the number of full months remaining in the Severance Period, up to a maximum of five months, and to the extent that in each such month following termination of employment that the Employee has not become employed by another company which offers health insurance generally comparable with that of the Company at the time of Employee’s termination, the Company shall pay in monthly payments at the beginning of each such month, an amount equal to the monthly amount paid by the Company immediately before termination of employment for the Employee’s health coverage.
          7.4 Definitions. For purposes hereof, “Cause” shall mean (A) the Employee’s material misappropriation of personal property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to the Employee or to members of the Employee’s family, (B) the Employee’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) the Employee’s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of the Employee’s duties and responsibilities as an Employee or continued neglect of the Employee’s duties to the Company (including its subsidiaries), or (D) the Employee’s continued willful or grossly negligent failure to comply with the lawful directions of the Company after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for its belief that the Employee has not substantially performed the Employee’s duties and the Employee fails to cure such act or omission to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than five (5) business days following delivery of such written demand .
          7.5 Benefits Subject to Execution of Waiver of Claims. Employee shall not be entitled to receive any amount pursuant to this Section 7 unless Employee executes a release of claims in a form acceptable to the Company at the time specified by the Company and remains in compliance with all provisions of this Agreement.
     8. Execution of Release of Claims. Notwithstanding anything in this Agreement to the contrary, this Agreement is being entered into in consideration for, shall not be effective until, and Employee shall not be entitled to receive any amount pursuant to this Agreement until and unless, Employee executes a release of claims in a form attached hereto as Exhibit B with respect to the period of Employee’s full time employment with the Company prior to the Part Time Employment Period.
     9. Exclusivity of Agreement. The benefits provided hereunder are in lieu of any other severance-type benefits provided by the Company under any other plan, agreement, arrangement or policy. Employee agrees and acknowledges that he is and will not be entitled to any compensation and/or benefits from the Company in respect of his services as an full time or part time employee, or the termination thereof, other than those items specifically provided for under this Agreement.
     10. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, if the Company determines that any payment or benefit to be provided to the Employee by the Company pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if provided at the time otherwise required under this Agreement, then:
               (a) such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes; and
               (b) with respect to the provision of such benefit, for a period of six (6) months following the date of the Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes, Employee shall be responsible for the full cost of providing such benefits.
     11. Non-disparagement. Except as required by law or legal process, Employee agrees not to disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.
     12. Injunctive Relief. Employee acknowledges that damages will not be an adequate remedy in the event of a breach of any of Employee’s obligations under Sections 4, 5 or 12 of this Agreement. Employee therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach of this Agreement.
     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party. Any attempted assignment in contravention of this Section 14 shall be void.
     14. Notice. Any notice or communication under this Agreement shall be in writing and shall be given by personal delivery, facsimile or Unites States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three business days after the mailing if mailed, or upon receipt if delivered personally, or the first business day after transmission if sent by facsimile, to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation Attention: Vice President of Human Resources 6035 Stoneridge Drive Pleasanton, CA 94588 Tel: (925) 847-8600, Fax: (925) 847-8574

If to Employee:	Jeffrey Nelson c/o Thoratec Corporation 6035 Stoneridge Drive Pleasanton, CA 94588 Tel: (925) 847-8600, Fax: (925) 847-8574
     15. Survival of Certain Agreements. The covenants and agreements contained in Sections 5 and 12 of this Agreement shall be continuous and survive the termination of this Agreement and shall remain in full force and effect regardless of the cause of such termination.
     16. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the procedural and substantive laws of the State of California, without reference to principles of conflicts of law. The Employee hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United States of America located within the County of Alameda for purposes of any action relating to or arising out of this Agreement. The Employee further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to the Employee’s address as last appearing on the records of the Company.
     19. Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
     20. Withholding. The Company may withhold from any amounts payable to the Employee hereunder all federal, state, local, and other withholdings and similar taxes and payments required by applicable law or regulation.
     21. Enforceability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
     22. Entire Agreement and Modifications. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter, and supersedes and replaces in its entirety all other agreements between Employee and the Company including the Separation Benefits Agreement executed by Employee on February 15, 2005, the offer letter from the Company to Employee dated July 6, 2002 and the Original Employment Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized officer of the Company.
     23. Advice of Counsel. Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as Employee deems appropriate in connection with this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date set forth in the first paragraph above.

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

AGREED:
/s/ Jeffrey Nelson
Jeffrey Nelson

Exhibit A
Employee Confidential Information and Inventions Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT
     In partial consideration and as a condition of my employment or continued employment with Thoratec Corporation, a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company” or “Thoratec”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:
1.	NONCOMPETITION
                    During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.
2.	THORATEC’S BUSINESS

The general line of business of the Company includes but is not limited to:
(i)	development, manufacture and sale of (1) medical equipment, devices, apparatus and instrumentation; (2) specialty polymer and chemicals and configured polymer parts; and (3) high performance textiles and textile products;

(ii)	all equipment and items related to the above; and

(iii)	all matters which are recorded in the Company’s records and notebooks.
3.	CONFIDENTIALITY OBLIGATION
                    I will hold all Thoratec Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from Thoratec’s premises any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Thoratec employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of Thoratec. “Confidential Information” is all information related to any aspect of Thoratec’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes computer programs, computer source code, inventions, discoveries, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, secret procedures, works of authorship, developmental or experimental work, processes, techniques, methods, improvements, know-how, data, financial information and forecasts, product plans, marketing/ sales plans and strategies, and customer lists.

4.	INFORMATION OF OTHERS
                    I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which Thoratec does business to the same extent as if it were Thoratec Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.
5.	THORATEC PROPERTY
                    All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, relating to Thoratec’s business that I possess or create as a result of my employment with Thoratec, whether or not confidential, are the sole and exclusive property of Thoratec. In the event of the termination of my employment, I will promptly deliver all such materials to Thoratec and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.
6.	OWNERSHIP OF INVENTIONS
                    All computer programs, computer source code, inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, developments, processes, techniques, improvements, and related know-how which result from work performed by me, alone or with others, on behalf of Thoratec or from access to Thoratec Confidential Information or property, whether or not patentable or copyrightable, (collectively “Inventions”) shall be the property of Thoratec, and, to the extent permitted by law, shall be “works made for hire.” I hereby assign and agree to assign to Thoratec or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by Thoratec or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist Thoratec (at its expense) to obtain and enforce patents, copyrights, and other forms of intellectual property protection on Inventions.

7.	EXCLUDED INVENTIONS
                    Attached is a list of all inventions, improvements, and original works of authorship, which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by Thoratec. If no list is attached to this Agreement, there are no inventions to be excluded at the time of my signing of this Agreement. I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 2870 of the California Labor Code, which reads:
“Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.”
8.	PRIOR CONTRACTS
                    I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict or impair my performance of this Agreement.
9.	NON-SOLICITATION
                    During the term of my employment by the Company, and for twelve (12) months thereafter, I shall not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any employee of the Company to leave the employ of the Company; (ii) hire for any purpose any employee of the Company or any former employee who has left the employment of the Company within six months of the date of termination of such employee’s employment with the Company.
10.	AGREEMENTS WITH THE UNITED STATES GOVERNMENT AND OTHER THIRD PARTIES
                    I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11.	NO EMPLOYMENT AGREEMENT
                    I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.
12.	MISCELLANEOUS
12.1	Governing Law
                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.
12.2	Enforcement
                              If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.
12.3	Injunctive Relief; Consent to Jurisdiction
                              I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain, without posting bond, specific performance and preliminary and permanent injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.
12.4	Arbitration
                              I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of this Agreement for final settlement by arbitration conducted in Alameda County or San Francisco County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be specifically enforceable and may be entered in any court having jurisdiction thereof.
12.5	Attorneys’ Fees
                              If any party seeks to enforce its rights under this Agreement, by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.

12.6	Binding Effect; Waiver
                              This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
12.7	Headings
                              The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.
12.8	Entire Agreement; Modifications
                              This Employee Confidential Information and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.
                    IN WITNESS WHEREOF, I have executed this document as of the 19 day of August, 2002.

/s/ Jeff Nelson
Employee Jeff Nelson

RECEIPT ACKNOWLEDGED:
THORATEC CORPORATION
By: /s/ Jessica Hupman

SCHEDULE 1
(Excluded Inventions, Improvements, and
Original Works of Authorship)

Title	Date	Identifying Number Or Brief Description

EXHIBIT A
Thoratec Corporation
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including reproductions of any of the aforementioned items, belonging to Thoratec Corporation, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Company’s Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Company’s Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.
Date:

Employee’s Signature

Type/Print Employee's Name

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.
(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
Added Stats 1979 ch 1001 § 1; Amended Stats 1986 ch 346 § 1.

EXHIBIT B
GENERAL RELEASE
     I, Jeffrey Nelson (“Employee”), agree as follows:
     Employee hereby releases, acquits and forever discharges Thoratec Corporation and each of its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to, all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the antidiscrimination statutes of California or other applicable states; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This release of claims does not affect any rights that Employee has or may have (i) to worker’s compensation benefits and (ii) under the Indemnity Agreement between the Company and Employee dated as of November 6, 2003.
     Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled.
     Employee acknowledges his understanding that he may take twenty-one (21) days to consider this Release, although Employee may sign this Release earlier if he chooses, and that he has been advised that he should consult with an attorney, if he decides to do so, prior to executing this Release. Employee further acknowledges that he has seven (7) days following the execution of this Release to revoke the Release, and this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by Employee (“Effective Date”). To revoke acceptance, Employee must send a written notice to Thoratec Corporation, 6035

Stoneridge Drive, Pleasanton, CA 94588, Attn: General Counsel, by 5:00 p.m. on or before the seventh (7th) day after Employee signs and delivers to the Company this Release. All time limits set forth herein refer to calendar days unless otherwise specified. If the expiration of any time limit set forth herein falls on a weekend or a holiday observed by Thoratec, the time limit will be deemed to end at the close of business on the next workday.
     Employee understands and agrees that this Release includes claims which may be unknown to Employee at present, and that Employee has read and understands Section 1542 of the California Civil Code, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Employee hereby expressly waives and relinquishes any and all rights under Section 1542 with respect to Employee’s release of any unknown or unsuspected claims Employee may have against the Releasees.
     Employee agrees not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action Employee could have against the Company after the date hereof would be for a breach of the foregoing Agreement or this Release or for matters arising after the date hereof.
     Employee represents and warrants that he has the sole right and authority to execute this Release and that he has not assigned or transferred, or purported to have assigned or transferred, to any corporation, entity or person, any dispute or claims released herein or any amount of money related hereto.

By:
Jeffrey Nelson

Date:

2